Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lamb Weston Holdings, Inc.:

We consent to the use of our report dated August 26, 2016, with respect to the combined balance sheets of the Lamb Weston business of ConAgra Foods, Inc. (the Company) as of May 29, 2016 and May 31, 2015, and the related combined statements of earnings, comprehensive income, parent companies’ invested equity, and cash flows for each of the fiscal years in the three-year period ended May 29, 2016, which report appears in the Company’s registration statement on Form 10, as amended on October 17, 2016,  incorporated by reference herein.

/s/ KPMG LLP

Seattle, Washington
June 14, 2017